EXHIBIT 1

STOCK ISSUANCE AND PURCHASE AGREEMENT

between and among

UQM TECHNOLOGIES, INC.

and

SINOTRUK (BVI) LIMITED

and

CHINA NATIONAL HEAVY DUTY TRUCK GROUP CO. LTD.

Dated as of

August 25, 2017

i

ii

Section 9.12. Governing Language	51
Section 9.13. Counterparts	51

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of August 25, 2017, is entered into between and among UQM Technologies, Inc., a Colorado corporation (the "Company" or "UQM"), Sinotruk (BVI) Limited, a company organized under the laws of the British Virgin Islands ("Buyer"), and 中国重型汽车集团有限公司  (China National Heavy Duty Truck Group Co. Ltd.), a company organized under the laws of the People's Republic of China and the corporate parent of Buyer ("CNHTC").

RECITALS

A.The Company develops, manufactures and sells electric motors and power electronic controllers for the bus and automobile markets;

B.CNHTC is in the business of manufacturing and selling heavy duty trucks and other commercial vehicles ("CNHTC's Business") into the Chinese domestic and international markets;

C.Buyer desires to purchase 5,347,300 newly issued shares (the "First Tranche Shares") of common stock of the Company, par value $0.01 per share ("Common Stock"), such that upon issuance and acquisition by Buyer of the First Tranche Shares, Buyer will own 9.9% of the total then-outstanding shares of Common Stock;

D.Buyer further desires to purchase additional newly issued shares (the "Second Tranche Shares") of Common Stock, such that upon issuance and acquisition by Buyer of the Second Tranche Shares, Buyer will own 34% of the total then-outstanding shares of Common Stock on a fully diluted basis, subject to the terms and conditions set forth herein;

E.Buyer and CNHTC further desire CNHTC to secure the rights described in this Agreement to nominate candidates to be members of the Board of Directors of the Company (the "Company Board" or the "Board"), including members who will function as observers only pending relevant regulatory approvals, to have the Company create new Board seats to be filled by such candidates, to have the Company elect such nominees to the Company Board and to have the Company recommend to shareholders the reelection of such members of the Company Board (collectively, the "Board Appointment Rights") and the other rights described herein;

F.The Company wishes to issue and sell to Buyer, and Buyer wishes to purchase from the Company, the First Tranche Shares and the Second Tranche Shares (such First Tranche Shares and the Second Tranche Shares to be purchased, collectively, the "Shares"); and the Company wishes to extend to CNHTC, and Buyer and CNHTC wish CNHTC to secure from the Company, the Board Appointment Rights and the other rights described herein; in each case subject to the terms and conditions set forth herein

(such issues, sales and purchases of Shares, and such extensions of rights, collectively, the "Transaction");

G.In conjunction with the Transaction, the Company and CNHTC intend to negotiate an agreement to form a non-U.S. joint venture business, jointly owned by the Company and CNHTC, for the purpose of jointly developing and manufacturing UQM products for heavy duty commercial vehicles and other commercial vehicles in the China market (the "Joint Venture"). The formation and operation of the Joint Venture will be subject to the execution and delivery of a separate, definitive joint venture agreement to be negotiated in good faith by the parties (the "Joint Venture Agreement").  Attached as Exhibit A is a Joint Venture Framework (the "Joint Venture Framework") describing the current mutual understanding of the parties with regard to the formation and operation of the Joint Venture, which framework the parties intend to use as the basis for negotiation of the Joint Venture Agreement;

H.To facilitate the development and manufacture of the Joint Venture products in the China market, the parties desire that the Company grant the Joint Venture a license to use certain of the Company's intellectual property in China. The terms and conditions of any such technology license will be set forth in a separate, definitive technology transfer and service agreement to be negotiated in good faith by the parties (the "Technology Transfer & Service Agreement"), an initial non-binding form of which is attached hereto as Exhibit B;

I.The Company is subject to the public reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the shares of Common Stock listed for trading on the NYSE MKT LLC ("NYSE MKT");

J.Pursuant to the listing rules of the NYSE MKT, it is understood and acknowledged that portions of the Transaction contemplated herein may be deemed to result in a change of control of the Company that must be approved by holders of a majority of the shares of Common Stock represented at a Company Shareholder Meeting (collectively, the "Company Shareholder Approval");

K.It is further understood and acknowledged that some or all portions of the Transaction may be deemed to require filings with the Jinan Office of the Economic Development and Reform Commission (济南市发改委) of China and the Jinan Bureau of the Commerce Department of China (济南市商务局)  (the "Chinese Governmental Authorities"), and may require approval of CNHTC's board of directors ("CNHTC Board Approval"); and

L.Subject to any Company Shareholder Approval, the Company Board has determined (1) that it is in the best interest of the Company and its shareholders to enter into the Transaction and (2) subject to the terms and conditions of this Agreement, to recommend the Transaction to the Company's shareholders for the Company Shareholder Approval, to the extent such approval is required.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Benefit Plan" has the meaning set forth in Section 3.12(a).

"Board" has the meaning set forth in the recitals.

"Board Appointment Rights" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Colorado, New York City or Hong Kong are authorized or required by Law to be closed for business.

"CNHTC" has the meaning set forth in the preamble.

"CNHTC's Business" has the meaning set forth in the recitals.

"CNHTC Director Nominee" has the meaning set forth in in Section 5.06.

"CNHTC Board Approval" has the meaning set forth in the recitals.

"CNHTC Approvals"  means all consents, permissions, authorizations and approvals required to be obtained by CNHTC, necessary for the compliance with the applicable laws, rules and regulations and giving effect to the transactions and arrangements contemplated under the Agreement, including any CNHTC Board Approval that may be required.

"Buyer" has the meaning set forth in the preamble.

"CBCA" means the Colorado Business Corporations Act, as may be amended from time to time.

"CFIUS" means the Committee on Foreign Investment in the United States and its member agencies.

"CFIUS Approval" means CNHTC and the Company shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the transaction is not a "covered transaction" and not subject to review under applicable Law; or (ii) the review of the transaction contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President's decision on the CFIUS notice submitted by CNHTC and the Company and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

"Chinese Governmental Authorities" has the meaning set forth in the recitals.

"Closing" has the meaning set forth in Section 2.08.

"Closing Date" has the meaning set forth in Section 2.08.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" has the meaning set forth in the recitals.

"Company" has the meaning set forth in the preamble.

"Company Balance Sheet" has the meaning set forth in Section 3.05(c).

"Company Board" has the meaning set forth in the recitals.

"Company Board Recommendation" has the meaning set forth in Section 3.01(b).

"Company Intellectual Property" has the meaning set forth in Section 3.07(a).

"Company Material Contract"  means: (i) every "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to which the Company is a party and which is currently in effect, whether or not filed by the Company with the SEC; and (ii) every additional binding contract to which the Company is a party and which is currently in effect, which would be a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) except for the fact that it was made in the Company's ordinary course of business.

 "Company SEC Documents" has the meaning set forth in Section 3.05(a).

"Company Shareholder Approval" has the meaning set forth in the recitals.

"Company Shareholder Meeting" means the meeting of the shareholders of the Company to be held to consider, to the extent necessary, the adoption of this Agreement and the transactions contemplated hereunder and, to the extent necessary, to approve the issuance of the Shares pursuant to the rules of the NYSE MKT.

"Company Subsidiaries" means UQM Properties, Inc., a Colorado corporation, and UQM Technologies Asia Limited, a Hong Kong company (each of which, a "Company Subsidiary").

"Contract" means any contract, agreement, lease, loan, obligation, commitment, arrangement, understanding, instrument, whether oral or written.

"Customs" is defined in the definition of "Customs & International Trade Laws".

"Customs & International Trade Laws" means any U.S. Law concerning the importation of merchandise, the export or re-export of products (including goods, software, technology and services), the terms and conduct of international transactions, and making or receiving international payments, including but not limited to the Tariff Act of 1930 as amended and other laws and programs administered or enforced by the U.S. Customs and Border Protection ("Customs"), the U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States Government,  Executive Orders of the President of the United States regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Money Laundering Control Act of 1986 as amended, requirements for the marking of imported merchandise, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, the Foreign Corrupt Practices Act of 1977 as amended ("FCPA") and other applicable anticorruption Laws, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement ("NAFTA") and other free trade agreements to which the United States is a party, antidumping and countervailing duty laws and regulations, and laws and regulations adopted by the governments or agencies of other countries concerning the ability of U.S. Persons to conduct business in those countries, restrictions by other countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States statutes and regulations described above.

"Disclosure Schedule" means the Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement, which Disclosure Schedule shall constitute a part of this Agreement.

"Dollars or $" means the lawful currency of the United States.

 "Employees" means those Persons employed by the Company immediately prior to the Closing.

 "Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, hypothecation, assignment, preference or other similar encumbrance.

"End Date" has the meaning set forth in Section 7.02(a).

"Environmental Law" means any applicable Law, and any Governmental Order, Environmental Permit or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of human health, safety, welfare, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogues): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. ("CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) under common control or treated as a single employer with Seller within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code.

"Exchange Act" has the meaning set forth in the recitals.

"FCPA" is defined in the definition of "Customs & International Trade Laws".

"Financial Statements" has the meaning set forth in Section 3.05(e).

"First Closing" has the meaning set forth in Section 2.04.

"First Tranche Purchase" has the meaning set forth in Section 2.02.

"First Tranche Purchase Price" has the meaning set forth in Section 2.03.

"First Tranche Shares" has the meaning set forth in the recitals.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (including CFIUS), or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means any materials, chemical, compound, mixture, hazardous substance, hazardous waste, pollutant or contaminant defined, listed, classified or regulated under any Environmental Law.

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, inventions, technology, know-how, formulae, trade secrets, confidential and proprietary information, computer software programs, domain names, and other intellectual property, and all registrations and applications for registration of any of the foregoing.

"Intellectual Property Rights" has the meaning set forth in Section 3.07(c).

"Joint Venture" has the meaning set forth in the recitals.

"Joint Venture Agreement" has the meaning set forth in the recitals.

"Joint Venture Framework" means a term sheet setting forth the material non-binding understanding of the parties to form a potential Joint Venture in China for the purposes of developing and manufacturing UQM electric motor products for commercial vehicles for the China market, as set forth in the Joint Venture Framework at Exhibit A attached hereto. The Joint Venture Framework reflects the mutual understanding of the parties regarding the potential Joint Venture, but each party acknowledges that the framework will not create any legally binding obligation of either party, and no such party will have any liability to any other party with respect to the Joint Venture unless and until a Joint Venture Agreement is executed and delivered by and between the parties.

"Knowledge of the Company" or the "Company's Knowledge" or any other similar knowledge qualification, means the actual knowledge (without independent duty of investigation or inquiry) of Joseph Mitchell, David Rosenthal, Josh Ley and Adrian Schaffer.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Losses" means in respect of a party hereto any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which that Person suffers, sustains, pays or incurs in connection with that matter and includes reasonable costs of external legal counsel and other professional advisors and consultants but does not include punitive, special, consequential or indirect losses or loss of profit.

"Material Adverse Effect"  means any event, occurrence, fact, condition or change (other than as contemplated by Section 3.06(b) of the Disclosure Schedule) that is materially adverse to (a) the business, results of operations, financial condition, assets and liabilities, or prospects of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates (provided that such conditions do not affect the Company to a materially greater extent than other Persons in such industry); (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of CNHTC; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

"NAFTA" is defined in the definition of "Customs & International Trade Laws".

"NYSE MKT" has the meaning set forth in the recitals.

"Permits"  means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Proceeding" means any action, arbitration, mediation, audit, hearing, investigation (for which the Seller has received written notice), litigation or suit (whether civil, criminal, administrative or judicial, whether formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

"Purchase Price" means the total of the First Tranche Purchase Price plus the Second Tranche Purchase Price.

"Qualified Benefit Plan" has the meaning set forth in Section 3.12(c).

"Real Property" means the real property owned by the Company or any Company Subsidiaries, together with all buildings, structures and facilities located thereon.

"Registration Rights Agreement" means the Registration Rights Agreement between the Company and Buyer, substantially in the form attached hereto as Exhibit C, as such agreement may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Schedule Supplement"  has the meaning set forth in Section 5.12.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" has the meaning set forth in Section 3.05(a).

"Second Closing" has the meaning set forth in Section 2.07.

"Second Tranche Purchase" has the meaning set forth in Section 2.05.

"Second Tranche Purchase Price" has the meaning set forth in Section 2.06.

"Second Tranche Shares" has the meaning set forth in the recitals.

"Shares" has the meaning set forth in the recitals.

"Taxes"  means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Technology Transfer & Service Agreement" has the meaning set forth in the recitals.

"Transaction" has the meaning set forth in the recitals.

"UQM" has the meaning set forth in the preamble.

Article II
PURCHASE AND SALE

Section 2.01.Execution and Delivery of this Agreement. The execution and delivery of this Agreement shall be conditioned on the simultaneous execution and delivery of the Registration Rights Agreement and the non-binding Joint Venture Framework.

Section 2.02.First Tranche Purchase and Sale.  Upon the later of (i) the receipt of CNHTC Board Approval if any is required, and completion of CNHTC's filings with the Chinese Governmental Authorities and (ii) thirty (30) days following the date of this Agreement, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, the First Tranche Shares, for the consideration specified in Section 2.03 (the "First Tranche Purchase"). Delivery of the First Tranche Shares shall be made to Buyer and the Company shall cause Buyer to be duly recorded as the owner of the First Tranche Shares, including on the stock certificates evidencing the First Tranche Shares and in the Company's share register.

Section 2.03.First Tranche Purchase Price. The purchase price for the First Tranche Shares shall be $5,099,898.25 (the "First Tranche Purchase Price"), which equals $0.9537333333 per Share.

Section 2.04.Transactions to be Effected at the First Closing.

(a)At or prior to the closing of the First Tranche Purchase (the "First Closing"):

(i)Buyer shall deliver to the Company an amount equal to the First Tranche Purchase Price by wire transfer of immediately available funds to an account of the Company, designated in writing by the Company to CNHTC and Buyer no later than one (1) Business Day prior to the First Closing; and

(ii)CNHTC and Buyer shall deliver to the Company all other agreements, documents, instruments or certificates that each is required to deliver, and take all actions each is required to take, pursuant to Article VI of this Agreement.

(b)At or prior to the First Closing, the Company shall:

(i)deliver to Buyer stock certificates evidencing the First Tranche Shares, free and clear of all Encumbrances; and

(ii)deliver to CNHTC and Buyer all other agreements, documents, instruments or certificates that the Company is required to deliver, cause to be delivered all documents required to be delivered by advisors to the Company and take all actions the Company is required to take, pursuant to Article VI of this Agreement.

(c)The parties shall use their best efforts to complete the negotiation of the definitive versions of the Joint Venture Agreement and the Technology Transfer & Service Agreement, and execute and deliver to each other definitive versions of such agreements, at or prior to the First Closing or, if this deadline is not achieved, as soon thereafter as possible.

(d)Effective as of the First Closing, consistent with CNHTC's Board Appointment Rights, the Company shall cause one CNHTC Director Nominee, whose name CNHTC has submitted to the Company within seven (7) business days prior to the First Closing, to be elected to the Company's Board of Directors (subject to reasonable acceptance by the Company), with such nominee to function as an observer only without any voice or voting rights of any kind on Board issues pending receipt of the CFIUS Approval.

Section 2.05.Second Tranche Purchase and Sale. Upon the later of (i) satisfaction of the closing condition set forth in Section 6.01(b) in respect of CFIUS approval and (ii) 120 days following the date of this Agreement, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, the Second Tranche Shares, for the consideration set forth in Section 2.06 (the "Second Tranche Purchase"). Delivery of the Second Tranche Shares shall be made to Buyer and the Company shall cause Buyer to be duly recorded as the owner of the Second Tranche Shares, including on the stock certificates evidencing the Second Tranche Shares and in the Company's share register.  The parties agree that if all conditions precedent for the Second Closing (defined below) and the Second Tranche Purchase have been satisfied or waived except for receipt of the CFIUS Approval, and the CFIUS Approval remains pending and has not been denied, then the 120 day period set forth in item (ii) of this paragraph will be extended for up to an additional 90 days. If the CFIUS Approval remains pending at the end of such 90 day extension period, the parties will confer in good faith to determine any further extension.

Section 2.06.Second Tranche Purchase Price. The purchase price per Share (the "Share Price") for the Second Tranche Shares shall be fixed at $0.9537333333 per Share. The number of Shares to be purchased by Buyer in the Second Tranche will be that number which, together with the number of Shares acquired by Buyer in the First Tranche, shall be equal to 34% of the total number of shares of Common Stock issued and outstanding as of the Second Closing (as defined below) on a fully diluted basis.  The aggregate Purchase Price for the Second Tranche Shares (the "Second Tranche Purchase Price") shall equal the total number of Second Tranche Shares multiplied by the Share Price. By way of example, as of the date of this Agreement, in order to acquire a 34% interest in Company Common Stock on a fully diluted basis (excluding Shares acquired in the First Tranche), Buyer would be required to acquire 24,348,800 Shares, which when multiplied by the Share Price would result in a Second Tranche Purchase Price of $23,222,262.19.

Section 2.07.Transactions to be Effected at the Second Closing.

(a)At or prior to the closing of the Second Tranche Purchase,

(i)the parties shall have received the CFIUS Approval; and

(ii)the parties shall have executed and delivered to each other the definitive versions of the Joint Venture Agreement and the Technology Transfer & Service Agreement.

(b)At or prior to the closing of the Second Tranche Purchase (the "Second Closing"):

(i)Buyer shall deliver to the Company an amount equal to the Second Tranche Purchase Price by wire transfer of immediately available funds to an account of the Company, designated in writing by the Company to CNHTC and Buyer no later than two Business Days prior to the Second Closing;

(ii)CNHTC shall deliver to the Company evidence of the satisfaction of any required CNHTC Approvals; and

(iii)CNHTC and Buyer shall deliver to the Company all other agreements, documents, instruments or certificates that each is required to deliver, and take all actions each is required to take, pursuant to Article VI of this Agreement.

(c)At or prior to the Second Closing, the Company shall:

(i)deliver to Buyer stock certificates evidencing the Second Tranche Shares, free and clear of all Encumbrances;

(ii)deliver to CNHTC and Buyer evidence of NYSE MKT clearance of the Transaction, in form and substance reasonably satisfactory to CNHTC; and

(iii)deliver to CNHTC and Buyer all other agreements, documents, instruments or certificates that the Company is required to deliver, cause to be delivered all documents required to be delivered by advisors to the Company and take all actions the Company is required to take, pursuant to Article VI of this Agreement.

(d)Effective as of the Second Closing, consistent with CNHTC's Board Appointment Rights, the Company shall cause additional CNHTC Director Nominees, whose names CNHTC has submitted to the Company reasonably in advance of the finalization of the Company's proxy materials relating to the shareholder meeting to obtain Company Shareholder Approval, to be elected to the Company's Board of Directors as provided for in Section 5.06, such that a total of three CNHTC Director Nominees are members of the Board, with all of them having full voice and voting rights on Board issues, the CFIUS Approval having been received.

Each document of transfer or assumption referred to in this Article II (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement shall be in customary form and shall be reasonably satisfactory in form and substance to the parties hereto, but shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement.

Section 2.08.Closing. Subject to the terms and conditions of this Agreement, the issuance, purchase and sale of the First Tranche Shares and the Second Tranche Shares contemplated hereby shall take place at a closing (each of the First Closing and Second Closing, a "Closing") to be held at 1:00 p.m., Denver time, on the date that is no later than two Business Days after the last of the conditions set forth in Article VI that are applicable to such Closing have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the applicable Closing Date), at the offices of Snell &

Wilmer, 1200 Seventeenth Street, Suite 1900, Denver, Colorado 80202, or at such other time or on such other date or at such other place as the parties may mutually agree upon in writing (each day on which any such Closing takes place, a "Closing Date").

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company represents and warrants to CNHTC and Buyer that the statements contained in this Article III are true and correct.

Section 3.01.Organization and Authority of the Company.

(a)The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado, and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business, and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and, subject to, in the case of the consummation of the Transaction, receipt of the Company Shareholder Approval as contemplated by Section 5.02, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, subject only, in the case of consummation of the Transaction, to the receipt of the Company Shareholder Approval as contemplated by Section 5.02. The Company Shareholder Approval is the only vote or consent of the holders of the Company's capital stock necessary to approve and consummate the Transaction. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by CNHTC and Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)The Company Board, by resolutions duly adopted and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Transaction, are fair to, and in the best interests of, the Company's shareholders, (ii) determined that management of the Company and the Board shall take all steps necessary to perform the Company's obligations under this Agreement, subject to the terms and conditions hereof, (iii) directed that the transactions contemplated by this Agreement shall, if required by the rules of the NYSE MKT, be submitted to Company's shareholders for their approval, (iv) approved and adopted the issuance of the Shares, and (iv) resolved to recommend that Company shareholder approve the Transaction as set forth in this Agreement (collectively, the "Company Board Recommendation").

Section 3.02.Capitalization.

(a)The authorized capital stock of the Company consists of 175,000,000 shares of Common Stock, of which 48,665,924 shares are issued and outstanding, 0 shares were held in treasury or owned by the Company Subsidiaries, 5,489,733 shares are reserved under  the Company's outstanding warrants, 3,489,627 shares are reserved for issuance upon exercise of the Company's outstanding stock options granted to Company employees and directors under the Company's Benefit Plans, and a total of 3,420,034 shares are reserved for future grants under the Company's Benefit Plans, in each case at the close of business on the date of this Agreement.  As of the close of business on the date of this Agreement, there are no other shares of Common Stock issued and outstanding or reserved for issuance and there are no other securities convertible into shares of Common Stock.  The issued and outstanding shares have been, and all shares which may be issued will be, duly authorized, are validly issued, fully paid and non-assessable. At the Closing, Buyer will receive good and marketable title to the Shares, free and clear of all Encumbrances. Section  3.02 of the Disclosure Schedule sets forth a true and complete list of all Stock Options, Warrants or other rights to purchase or receive shares of Common Stock outstanding as of the date of this Agreement, including the number of shares of Common Stock subject thereto, expiration dates and exercise prices thereof and the names of the holders thereof. The Company has not issued any capital stock since October 30, 2015, other than (i) pursuant to the exercise of employee stock options under the Company's stock option plans, (ii) the issuance of shares of Common Stock to employees pursuant to the Company's employee stock purchase plans and (iii) equity awards made to the officers and key employees of the Company as part of their annual compensation, as described in Section 3.02(a) of the Disclosure Schedule.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.

(b)Except as disclosed in the Company SEC Documents, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth above in Section 3.02(a), (i) there are not issued, reserved for issuance or outstanding (A) any securities convertible into to exchangeable or exercisable for shares of capital stock of the Company or (B) any warrants, subscriptions, calls, options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (ii) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities.

Section 3.03.Subsidiaries. Other than the Company Subsidiaries, the Company has no direct or indirect subsidiaries.  The Company owns, directly or indirectly, all of the capital stock or other equity interests of the Company Subsidiaries, and such capital stock or other equity interests are free and clear of any liens, and all of the issued and outstanding shares of capital stock of the Company Subsidiaries are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

Section 3.04.No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and (assuming the necessity and receipt of the Company Shareholder Approval) the consummation of the Transaction, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of the Company; (b) other than as disclosed in this Agreement, result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any of its assets; or (c) other than as disclosed in this Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Company Material Contract (however characterized or described) to which the Company is a party or by which its property or business is or may be bound or affected has been duly and validly executed by the Company, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except for the CFIUS Approval and such filings as may be required to be made to the NYSE MKT.

Section 3.05.SEC Filings; Financial Statements; No Undisclosed Liabilities.

(a)The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since March 31, 2011 (the "Company SEC Documents"). The Company has made available to CNHTC all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such

Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c)The audited balance sheet of the Company as of December 31, 2016 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the "Company Balance Sheet".  The Company does not have any liabilities (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due) other than liabilities that (i) are reflected or recorded on the Company Balance Sheet and the related consolidated statements of cash flow and operations as of and for the transitional nine-month period ended December 31, 2016 which have been audited (collectively, the "Financial Statements") (including in the notes thereto), (ii) were incurred since the date of the Financial Statements in the ordinary course of business, or (iii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)The Company is not a party to, or has any commitment to become a party to, any off-balance sheet arrangement as such term is defined in Item 303 of Regulation S-K of the SEC.

(e)The books and records of the Company are consistent in all material respects with the Financial Statements.  Except as required by GAAP, the Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year.  Since March 31, 2011, the Company has not had any material dispute with any of its auditors regarding accounting matters or policies that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Financial

Statements.  No current or former independent auditor for the Company has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with the Company on a matter of accounting practices.

Section 3.06.Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and except for those matters described in the Company's SEC Documents filed or furnished following the date of the Company Balance Sheet, the business of the Company has been conducted in the ordinary course of business and there has not been or occurred:

(a)any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)except as set forth in Section 3.06(b) of the Disclosure Schedule, any sale, lease, license or other disposition of any of the assets shown or reflected on the Company Balance Sheet (or any creation, assumption or incurrence of any Encumbrances upon such assets), except in the ordinary course of business and except for any assets having an aggregate value of less than $150,000;

(c)except as set forth in Section 3.06(c) of the Disclosure Schedule, incurrence of any indebtedness for borrowed money in excess of an aggregate amount of $150,000;

(d)except as set forth in Section 3.06(d) of the Disclosure Schedule any entry into an employment agreement (or any amendment or modification of an employment agreement) providing for compensation in excess of $150,000, or any entry into any severance agreement or any labor, or union agreement or plan (or amendments of any such existing agreements or plan);

(e)except as set forth in Section 3.06(e) of the Disclosure Schedule any hiring or termination of the employment of any named executive officer of the Company;

(f)except in the ordinary course of business, any (i) increase in the compensation or benefits payable to any Employee, (ii) modification of any severance policy applicable to any Employee resulting in any increase in the amount of severance payable to any such Employee (or expanding of the circumstances in which such severance is payable) or (iii) crediting of service in connection with any Benefit Plan to any Employee such that the total service credited to any such Employee exceeds the actual services of such Employee to the Company;

(g)granting Employees and non-employee directors equity compensation awards under Benefit Plans greater than 2% of the total outstanding shares of Common Stock in the aggregate;

(h)acquisition of the assets, except in the ordinary course of business and except for any assets having an aggregate value of less than $150,000;

(i)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j)any liabilities required to be reflected in the Company Balance Sheet, disclosed in accordance with GAAP or disclosed in filings made with the SEC;

(k)any alteration in the Company's method of accounting or change of its auditors;

(l)any dividend or distribution of cash or other property to the shareholders of the Company or purchase, redemption or any agreement to purchase or redeem any shares of the Common Stock or the declaration of any dividend or distribution of cash or other property;

(m)issuance of any equity securities to any officer, director of Affiliate of the Company, except pursuant to the existing Company equity plans;

(n)make or change any election with respect to Taxes, amend any Tax Return, or agree to settle any claim or assessment in respect of Taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the Company Balance Sheet;

(o)any (i) entering into any multi-year Contract other than any Contract that (1) was entered into in the ordinary course of business and (2) does not involve future payments by the Company of greater than $150,000 during any twelve (12) month period, (ii) material amendment to any Contract other than any amendment that (1) was effected in the ordinary course of business and (2) does not involve future payments by the Company of greater than $150,000 during any twelve (12) month period or (iii) any termination or waiver of any material right under any Contract other than in the ordinary course of business (excluding the expiration of any Contract in accordance with its terms); or

(p)any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07.Intellectual Property.

(a)Section 3.07(a) of the Disclosure Schedule lists all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, inventions, technology, confidential know-how, formulae, trade secrets, confidential and proprietary information, computer software programs, domain names, and other intellectual property, and all registrations and applications for registration of any of the foregoing owned by the Company. Except as would not have a Material Adverse Effect, the Company owns, has a license to use, or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the "Company Intellectual Property").

(b)Except as set forth in Section 3.07(b) of the Disclosure Schedule: (i) to the Company's Knowledge, the Company Intellectual Property as currently licensed or used by the Company, and the Company's conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person; and (ii) to the Company's Knowledge no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(c)The Company owns, or has rights to use, all patents, patent applications, industrial design rights, trademarks, trademark applications, service marks, service mark applications, mask works, trade names, trade secrets, inventions, technology, copyrights, licenses, confidential know-how, computer software programs, domain names, and other intellectual property rights and similar rights necessary or required for use in connection with its business as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the "Intellectual Property Rights").  The Company has not received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two years from the date of this Agreement, except for those Intellectual Property Rights which expire on their own terms and not as a result of any action or inaction by Company.  Except as set forth in Section 3.07(c) of the Disclosure Schedule, the Company Intellectual Property Rights have been properly maintained and all applicable maintenance fees and renewal fees have been paid.  The Company has not received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect.  All such Intellectual Property Rights are enforceable.  Except as set forth Section 3.07(c) of the Disclosure Schedule, the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.08.Real Estate and Personal Property.

(a)Section 3.08 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds or other interests therein owned by the Company or Company Subsidiary. Company Subsidiary has good and marketable title in fee simple to the Real Property owned by it and the Company has good and marketable title in all personal property owned by the Company that is material to its business, in each case free and clear of all Encumbrances, except as disclosed on Section 3.08(a) of the Disclosure

Schedule for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company. The Company does not lease any real property.

(b)The buildings, material improvements, installations and facilities included in the Real Property are free of any material physical or mechanical defects with respect to their intended uses, and all building systems (including heating, ventilation, air-conditioning, elevator, other mechanical, electrical, sprinkler, life safety and plumbing systems) are in normal operating condition, ordinary wear and tear excepted.  All water, sewer, gas electric, telephone, drainage facilities and all other utilities required by law or by normal operation of the Real Property are paid for and adequate to service the Real Property in its present use and to permit compliance in all material respects with all requirements of law and normal usage of the Real Property as currently used by the Company.

(c)The Company has not received written notice of any existing plan or study by any public authority or by any other person or entity that challenges or otherwise adversely affects the continuation of the use or operation of any Real Property and has no Knowledge of any such plan or study with respect to which it has not received written notice. To the Company's Knowledge, there is no person or entity in possession of any Real Property other than the Company.  No third party has any right to acquire any of the Real Property or any interest therein, except as set forth on Section 3.08(c) of the Disclosure Schedule.

Section 3.09.Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 3.09 of the Disclosure Schedule, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Company's Knowledge, threatened against or by the Company affecting any of its properties or assets which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, or which, individually or in the aggregate, would reasonably be expected to affect the Company's ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)Except as set forth in Section 3.09 of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting (or, to the Company's Knowledge, investigations involving) the Company or any of its properties or assets which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.10.Compliance with Laws; Permits.

(a)Except as set forth in Section 3.10 of the Disclosure Schedule, the Company is in compliance with all Laws applicable to it or its business, operations,

properties or assets, except where the failure to be in compliance, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and the Company has not received any written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance with all Laws applicable to it, any of its properties or assets or any of its businesses or operations, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both), any Permit, except for violations, defaults or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.11.Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)Each of the Company and the Company Subsidiary is, and has been, in compliance with all Environmental Laws, including by obtaining and complying with all Environmental Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b)The Company has not (i) generated, treated, handled, used, stored, caused or allowed the release or disposal of, arranged for the disposal of, or transported any Hazardous Materials, at, on, to or from (A) any Real Property, or (B) any property or facility which has been named, listed or nominated for potential listing, on any list of contaminated sites promulgated pursuant to CERCLA or any other Environmental Law; or (ii) to its Knowledge caused or allowed the exposure of any employee or any third party to any Hazardous Materials.

(c)Neither the Company nor the Company Subsidiary has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or the Company Subsidiary, alleging any liability under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor the Company Subsidiary is subject to any Governmental Order from, or written agreement by or with, any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

Section 3.12.Employee Benefit Matters.

(a)Section 3.12(a) of the Disclosure Schedule contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, membership interest or membership interest-based, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, (i) which is maintained, sponsored, contributed to, or required to be contributed to by Company or any ERISA Affiliate, or (ii) under which Company or any ERISA Affiliate has any Liability, whether maintained, sponsored, or contributed to by the Company or ERISA Affiliate (each, a "Benefit Plan"). The Company has separately set forth in Section 3.12(a) of the Disclosure Schedule a description of each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Company or any Affiliate primarily for the benefit of employees outside of the United States (a "Non-U.S. Benefit Plan").

(b)With respect to each material Benefit Plan, the Company has made available accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; (ii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)Each Benefit Plan and related trust complies with all applicable Laws and the terms of the Benefit Plan.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favorable determination letter or, with respect to a prototype or volume submitter plan, an opinion letter from the Internal Revenue Service to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxation under Sections 401(a) and 501(a) of the Code, and, to the Company's Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.  All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.

(d)No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA).  Neither the Company nor any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of any of the parties under Section 4069 or Section 4212(c) of ERISA.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Company or any ERISA Affiliate to a material penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code.

(e)Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f)Except as set forth in Section 3.12(f) of the Disclosure Schedule, there is no pending or, to Company Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g)Except as set forth in Section 3.12(g) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

Section 3.13.Employment Matters.

(a)The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since 1967, there has not been, nor, to the Company's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. There are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Company's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 3.14.Taxes.

(a)Except as set forth in Section 3.14 of the Disclosure Schedule:

(i)The Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(ii)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(iii)There are no ongoing or pending audits, actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(iv)The Company is not a party to any Tax-sharing agreement.

(v)All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid.

(vi)The Company is not obligated to make any payments and is not a party to any agreement, contract, arrangement or plan that could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(vii)The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii).

(viii)The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or no-U.S. law), as a transferee or successor, by contract or otherwise.

(ix)The Company is not and has not been a party to any "reportable transaction," as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.601-4(b).

(x)The Company has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(xi)The Company has (i) complied with the requirements of Section 482 of the Code and the Treasury Regulations thereunder (and all comparable provisions of state, local or foreign law), and (ii) prepared and maintained adequate documentation in respect of transactions with related parties governed by Section 482 of the Code and the Treasury Regulations thereunder (and all comparable provisions of state, local or foreign Law).

(xii)The Company has not undergone an "ownership change" within the meaning of Section 382(g) of the Code.

(xiii)There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, credits or similar items of the Company under Section 269, 382, 383, 384 or 1502 of the Code and Treasury Regulations promulgated thereunder (and any comparable provisions of state, local and foreign Tax Law).

(xiv)The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of an amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(xv)The Company has not agreed to or would reasonably be expected to be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax Law by reason of a change in accounting method initiated by the Company for a Tax period ending on or prior to the Closing Date; (ii) closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law); or (v) election under Section 108(i) of the Code (or comparable provisions of state, local or foreign Tax Law).

Section 3.15.Material Contracts. The Company is not a party to, and none of its properties or assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to Company SEC Documents. All the Company Material Contracts are valid and binding on the Company, enforceable against it in accordance with its terms, and are in full force and effect. Neither the Company nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of any Company Material Contract.  Neither the Company nor, to the Knowledge of the Company, any third party is in breach of or default (with or without notice or lapse of time or both) under, or has received written notice of breach, of any Company Material Contract, or has waived or failed to enforce any rights or benefits thereunder.

Section 3.16.Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.  To the Company's Knowledge, it will be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.17.Brokers. Except for BDA Advisors, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.18.Trade Law Compliance.

(a)Company is in compliance with all applicable Customs & International Trade Laws, and at no time in the past five (5) years has the Company committed any material violation of the applicable Customs & International Trade Laws, and there are no material unresolved disputes or Proceedings concerning any liability of the Company with respect to any such Customs & International Trade Laws.

(b)The Company has not received written notice that it is currently subject to any civil or criminal investigation, litigation, audit, compliance assessment, Customs-focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, record-keeping inquiry, assessment of additional duty for failure to properly mark imported merchandise, notice to properly mark merchandise or return merchandise to Customs custody, claim for additional Customs duties or fees, denial order, suspension of export privileges, U.S. Government sanction, or any other action, proceeding or claim by a government agency (domestic or foreign) involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws or relating to any alleged or actual non-payment of Customs duties, fees, taxes or other amounts owed pursuant to the applicable Customs & International Trade Laws, and in the past five (5) years, all Customs duties and fees, all other import duties and fees owed for merchandise imported by it or imported on its behalf into the United States, other than those disclosed in Section 3.18 of the Disclosure Schedule, have been paid by or on behalf of the Company.

(c)To the Company's knowledge, the Company has not made or provided any material false statement or omission to any government agency (domestic or foreign) or to any purchaser of products, in connection with the exportation of commodities, software, or technical data ("items") or the importation of merchandise, the valuation or classification of imported merchandise or exported items, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, marking and labeling requirements for textiles and apparel, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, Electronic Export Information (formerly referred to as Shippers Export Declaration Forms), U.S.-content requirements, licenses or other approvals required by any government or agency, or any other requirement relating to the applicable Customs & International Trade Laws.

(d)The Company has not, and, no director, officer, employee, agent, representative or other Person acting for or on behalf of the Company has directly or indirectly made, any contribution, gift, bribe, kickback or other payment, whether in the form of money, property or services, to a foreign official for an improper purpose, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company or the Company, or (iv) or in any other manner or for any other purpose that violates the FCPA or other applicable anticorruption Laws.

(e)Except for those records listed on Section 3.18 of the Disclosure Schedule, Company's records, assets, products, software, and technology (i) are not defense articles or defense services subject to the International Traffic in Arms Regulations, (ii) have an Export Control Classification Number of EAR99, (iii) do not require a license to be exported to any countries with which it has previously conducted business, including without limitation the Peoples Republic of China, or to be disclosed to such countries' nationals, including without limitation Chinese nationals, and (iv) do not require a license to be disclosed to Buyer, CNHTC, or their Chinese national employees.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Each of Buyer and CNHTC represents and warrants to the Company that the statements contained in this Article IV in respect of such party, respectively, are true and correct.

Section 4.01.Organization and Authority of CNHTC. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. CNHTC is a corporation duly organized, validly existing and in good standing under the Laws of the People's Republic of China. All the issued and outstanding capital stock of Buyer is directly or indirectly owned by CNHTC. Each of Buyer and CNHTC has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Buyer and CNHTC of this Agreement, the performance by each of Buyer and CNHTC of its obligations hereunder and the consummation by each of Buyer and CNHTC of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Buyer and CNHTC. This Agreement has been duly executed and delivered by each of Buyer and CNHTC, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of each of Buyer and CNHTC, enforceable against each of Buyer and CNHTC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02.No Conflicts; Consents. The execution, delivery and performance by each of Buyer and CNHTC of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter and other organizational documents of Buyer or CNHTC; (b) other than as disclosed elsewhere in this Agreement, result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or CNHTC; or (c) other than as disclosed elsewhere in this Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer or CNHTC is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's or CNHTC's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or CNHTC in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for the CFIUS Approval and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's or CNHTC's ability to consummate the transactions contemplated hereby.

Section 4.03.Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the aggregate purchase price for the Shares and consummate the transactions contemplated by this Agreement to be consummated at the Closings.

Section 4.04.Legal Proceedings.

(a)There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer or CNHTC's knowledge, threatened against or by Buyer or CNHTC or any Affiliate of Buyer or CNHTC which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer or CNHTC's ability to consummate the transactions contemplated hereby or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting (or, to Buyer or CNHTC's knowledge, investigations involving) Buyer or CNHTC or any Affiliate of Buyer or CNHTC which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Buyer or CNHTC's ability to consummate the transactions contemplated hereby.

Section 4.05.Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(a)Independent Investigation. CNHTC, on behalf of itself and Buyer, has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of Buyer and CNHTC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon CNHTC's investigation and the express representations and warranties of the Company set forth in Article III of this Agreement

(including the related portions of the Disclosure Schedule); and (b) none of the Company or any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedule). Each of Buyer and CNHTC acknowledges that it is solely responsible for obtaining such legal, tax and financial advice as it considers appropriate in connection with its execution and delivery of this Agreement and its purchase of the Shares and has had an opportunity to obtain such independent legal, tax and financial advice and acquire an understanding of the acknowledgements, representations and warranties and undertakings set out herein

Section 4.06.Brokers. No broker, finder or investment banker is entitled to any payment or other consideration from the Company in respect of any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or CNHTC.

Article V
COVENANTS

Section 5.01.Conduct of Business Following the First Closing. Following the First Closing and until the Second Closing, except as otherwise provided in this Agreement or consented to in writing by CNHTC, the Company shall: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and reputation of the Company and to preserve the rights, goodwill and relationships of its Employees, customers, suppliers, regulators and others having business relationships with the Company. Following the First Closing and until the Second Closing, (i) except as consented to in writing by CNHTC, the Company shall not take any action that would cause any of the changes, events or conditions described in Section 3.06 to occur without prior good faith consultations with CNHTC (it being understood that such prior good faith consultations shall not require CNHTC's approval), and (ii) the Company shall not take any of the actions described in Section 5.14(a).

Section 5.02.Company Shareholder Meeting; Preparation of Proxy Materials.  In the event that applicable rules require that the Company convene a shareholder meeting to obtain Company Shareholder Approval in order to effect any of the Closings, then, subject to the terms set forth in this Agreement, the Company shall take all actions necessary to duly call, give notice of, convene and hold the Company Shareholder Meeting as soon as reasonably practicable after the date of this Agreement but no later than 120 days after the date hereof. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Shareholder Meeting if it is expressly not required by the NYSE MKT rules or if this Agreement is terminated before such meeting is held.

Section 5.03.Joint Venture and Related Agreements.

(a)The parties shall use their best efforts to complete the negotiation of the Joint Venture Agreement and the Technology Transfer & Service Agreement, and execute and deliver to each other definitive versions of such agreements, concurrently with the First Closing or, if this deadline is not achieved, as soon thereafter as possible.

(b)Neither the Joint Venture Framework nor the form of Technology Transfer & Service Agreement attached hereto as Exhibit B shall create, evidence or constitute a legally binding obligation, liability or commitment by the parties thereto, and no joint venture or license shall be created except as stated in the definitive Joint Venture Agreement and the definitive Technology Transfer & Service Agreement duly executed and delivered by the parties.

Section 5.04.Access to Information.  Upon reasonable notice, and except as may otherwise be prohibited by applicable Law, the Company shall afford to CNHTC and its Representatives reasonable access during normal business hours during the period prior to each Closing to all their respective properties, books, contracts, commitments, personnel and records and, during each such period, the Company shall furnish promptly to CNHTC (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as CNHTC may reasonably request; provided, however, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality.

Section 5.05.Confidentiality. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Nondisclosure Agreement, dated January 20, 2017, between Sinotruk (Hong Kong) Limited and the Company, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.06.Board Appointment Rights.

(a)Appointments.

(i)Effective as of the First Closing, subject to approval by the relevant Governmental Authorities, the Company shall cause one CNHTC Director Nominee, whose name CNHTC has submitted to the Company within seven (7) business days prior to the First Closing, to be elected to the Company's Board of Directors (subject to reasonable acceptance by the Company). The Company shall have created one new Board seat to be filled by such nominee. At the next shareholders' meeting to occur after the First Closing, the Company shall recommend to its shareholders the reelection of such nominee and shall take all steps necessary and appropriate to effectuate such reelection through the Company's proxy process. Thereafter, for so long as Buyer owns at least 9.9% of the shares of UQM Common Stock outstanding, the Company shall continue to recommend to its shareholders the reelection of such nominee (or such other CNHTC Director Nominee as CNHTC may identify to the Company reasonably prior to the beginning of the Company's proxy process for such reelection) whenever such nominee is required to stand for or stands for reelection and shall take all steps necessary and appropriate to effectuate such reelection through the Company's proxy process. In all events, at all times prior to receipt of the CFIUS approval, such nominee shall function as an observer only without any voice or voting rights of any kind on Board issues, but upon receipt of the CFIUS Approval shall cease to be an observer only and shall function as a member of the Board with full voice and voting rights on Board issues. Until receipt of the CFIUS Approval, the CNHTC Director Nominee's access to technical information relating to the Company's past U.S. government contracts and other sensitive Company information may be restricted to the extent necessary to comply with applicable laws and regulations.

(iii)Effective as of the Second Closing, the Company shall cause additional CNHTC Director Nominees, whose names CNHTC has submitted to the Company reasonably in advance of the finalization of the Company's proxy materials relating to the shareholder meeting to obtain Company Shareholder Approval, to be elected to the Company's Board of Directors, such that a total of three CNHTC Director Nominees are members of the Board, with all of them having full voice and voting rights on Board issues, the CFIUS Approval having been received. The Company shall have created new Board seats to be filled by such nominees. At the next shareholders' meeting to occur after the Second Closing, the Company shall recommend the reelection of such nominees to its shareholders and shall take all steps necessary and appropriate to effectuate such reelections through the Company's proxy process. Thereafter, for so long as Buyer owns more than 1/3 of the total then-outstanding shares of Common Stock, the Company shall continue to recommend the reelection of such nominees (or such other CNHTC Director Nominees as CNHTC may identify to the Company reasonably prior to the beginning of the Company's proxy process for such reelections) to its shareholders whenever such nominees are required to stand for or stand for reelection and shall take all steps necessary and appropriate to effectuate such reelections through the Company's proxy process.

(iv)Notwithstanding the foregoing, if the total number of Board seats varies from that contemplated above, or if Buyer's beneficial ownership interest following the Second Closing falls below 1/3 of the Common Stock then outstanding but is at least 9.9% of the Common Stock then outstanding, CNHTC shall be entitled to nominate, and the Company shall be obligated to elect, create Board seats as necessary, and recommend to its shareholders the reelection of, a number of members of the Board that is most closely proportionate to Buyer's aggregate ownership interest in the Company.

(v) Effective as of the Second Closing, the Company shall cause (x) one of the three CNHTC Director Nominees to be appointed Chairman of the Board; (y) one of the three CNHTC Director Nominees to be appointed to the compensation committee of the Board, another of the three CNHTC Director Nominees to be appointed to the audit committee of the Board and the remaining of the three CNHTC Director Nominees to be appointed to the governance and nominating committee of the Board; and (z) all of such persons (or their respective successors as CNHTC Director Nominees) to retain such appointments for so long as Buyer owns more than 1/3 of the total then-outstanding shares of Common Stock.

(vi)Any vacancies created by the resignation, removal or death of a director pursuant to this Section 5.06 shall be filled pursuant to the provisions of this Section.

(vii)For so long as Buyer owns at least 9.9% of the Company's then-outstanding Common Stock, in the event there are more than eight members of the Board, CNHTC shall be entitled to designate one or more additional directors (who shall be reasonably acceptable to the Company), if necessary, to ensure that the percentage of CNHTC nominees serving on the Board most closely approximates the ownership percentage of the Company's outstanding Common Stock that Buyer owns at such time.

(viii)The Company's obligations in this Section 5.06(a) in respect of any particular nominee or director are subject to such person's ongoing compliance with all Laws applicable to U.S. public company directors and with Company governance and board policies. The Board shall adopt such policies and procedures as necessary to ensure that any transactions between CNHTC or its Affiliates, on the one hand, and the Company and its subsidiaries, on the other hand, will be approved by the Board consistent with their fiduciary duty to all of the Company's shareholders and in compliance with requirements of the CBCA.  The Board shall ensure that following each Closing the Company properly discloses, pursuant to the rules and regulations of the SEC, any related party transactions.

(b)As soon as practicable, but in any event no later than 120 days after the First Closing, the Company shall duly convene the Company Shareholder Meeting.

(c)Following the date hereof and for as long as CNHTC is entitled to the Board Appointment Rights described herein, the Board shall adopt such policies and procedures as may be necessary to ensure that (i) the members of the audit committee of the Board satisfy the requirements of Rule 10A-3 under the Exchange Act and the applicable independence and audit committee composition rules of the NYSE MKT, and (ii) the Company's independent public auditors will continue to be appointed by the audit committee of the Board in compliance with the requirements of the NYSE MKT and the SEC, including Rule 10A-3 under the Exchange Act.

Section 5.07.Non-Solicitation of Employees.

(a)Commencing the date hereof and through the one (1) year period following the Second Closing (the "Restricted Period"), each party agrees that it will not, and will not permit any of their respective Affiliates or Representatives to, directly or indirectly, hire or solicit any person who was employed in the other party's business at any time during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(b)Each party acknowledges that a breach or threatened breach of this Section would give rise to irreparable harm to the non-breaching party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a party's breach or a threatened breach of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c)Each party acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of the other party and constitute a material inducement to each party to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08.Non-Competition. The Company hereby agrees that during the period from the First Closing until the later of (i) the termination of the joint venture described in the Joint Venture Agreement and (ii) the date on which Buyer ceases to own any shares of Common Stock (the "Termination Date", and such period from the First Closing until the later of clauses (i) and (ii), the "Restricted Period"), the Company will not, and will cause its Affiliates not to, without the prior written consent of CNHTC (which may be withheld in its sole discretion), anywhere in the People's Republic of China (the "Territory"), directly or indirectly engage in, partner with, serve as a consultant or advisor to or supply any business substantially similar to or competitive with CNHTC's Business or the Joint Venture's business or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged to serve or serve as an officer, director, member, partner, employee, agent, consultant, supplier, advisor or representative of, a business substantially similar to or competitive with CNHTC's Business or the Joint Venture's business (a "Competitor").

Section 5.09.Standstill and Lock-Up.

(a)Standstill. CNHTC agrees that from the date of this Agreement until the end of the first anniversary following the Second Closing, neither CNHTC nor its Affiliates will, directly or indirectly, without the prior written consent of a majority of the Board of Directors of the Company, in the directors' sole and absolute discretion, acquire, agree to acquire or make any proposal to acquire (or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) to do any of the foregoing) any Common Stock or other equity securities of the Company representing a majority of the voting power of all voting securities of the Company on a fully diluted basis. For the avoidance of doubt, the foregoing shall not prohibit CNHTC or any of its subsidiaries from acquiring Common Stock or other equity securities of the Company in order to maintain among themselves at least 34% of the voting power of all voting securities of the Company on a fully diluted basis.

(b)Lock-Up.  Buyer agrees that it will not, during the period commencing on the date hereof and continuing for a period of one year, which period may be extended upon the request of the Company for an additional period of up to 15 days if the Company issues or proposes to issue an earnings or other public release within 15 days of the expiration of the one-year lock-up period (the "Lock-Up Period"), lend, offer, pledge, contract to sell, sell any option or contract to transfer, purchase any option or Contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, directly or indirectly, any Shares purchased hereunder, without the prior written consent of a majority of the Board of Directors of the Company, in the directors' sole and absolute discretion; provided, however, that the foregoing shall not prohibit Buyer from transferring, directly or indirectly, economic interests in some or all of its Shares to a third party financial investor or investors (subject to reasonable acceptance by the Company), so long as each such investor agrees that it shall be subject to the terms of this Section 5.09 and Sections 5.07, 5.13 and 5.15, and the terms of any relevant requirements imposed on the Transaction by CFIUS, in respect of such interests to the same extent as either of Buyer or CNHTC is subject to such terms in respect of its Shares. Each of Buyer and CNHTC further agrees to execute such agreements as may be reasonably requested by the Company that are necessary to enforce the Lock-Up Period.

(c)The parties agree that the Lock-Up Period shall be immediately terminated and Buyer shall be entitled to sell or offer for sale the First Tranche Shares if the Second Closing cannot be consummated through the failure to obtain CFIUS approval or the failure of the parties to execute and deliver the Joint Venture Agreement and the Technology Transfer & Service Agreement, due to no act or omission of Buyer or CNHTC.

(d)CNHTC acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Buyer or CNHTC of any of the provisions of this Agreement it is agreed that, in addition to its remedy at law, the Company shall be entitled, without posting any bond, to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, issuing stop transfer instructions to the Company's transfer agent in connection with any purported transfer of shares to Buyer or CNHTC in violation of the provisions of this Agreement.

Section 5.10.Governmental Approvals and Other Third-Party Consents.

(a)Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all shareholder approvals and other consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding the foregoing, no party hereto shall be required to agree to any divestitures, licenses, hold separate arrangements, mitigation agreements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements, agreements or similar matters, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets and liabilities (contingent or otherwise), taken together, or financial condition of the Company or CNHTC, respectively.

(b)(i)In addition to the obligations set forth in Section 5.10(a), the parties shall jointly submit a draft and a final notice to CFIUS with respect to the transactions contemplated by this Agreement as promptly as practicable following the date hereof. The parties shall respond fully, appropriately and timely to any request for information from CFIUS throughout the CFIUS process and in accordance with CFIUS regulations. In addition, as consistent with any CFIUS requests for confidentiality, each party shall cooperate and each party shall have the opportunity to attend (or have its representatives participate) in any meetings with CFIUS member agencies, attend any on-site visit by CFIUS member agencies to a party's facility (if requested by a CFIUS member agency) and take any other commercially reasonable action in furtherance of the CFIUS Approval. The parties shall, and shall cause each of their respective Affiliates to, take any and all commercially reasonable actions necessary, proper or advisable, to obtain CFIUS Approval as soon as is practicable and feasible, in accordance with the timetable imposed by CFIUS; provided, however, that such efforts with respect to CNHTC shall not require CNHTC to agree to any mitigation measures proposed by CFIUS or any of its member agencies that (A) obligate CNHTC or its Affiliates to propose or accept any limitations, restrictions or changes to the corporate governance of CNHTC or any of its Affiliates, (B) prevent or restrict CNHTC or its Affiliates from accessing, using or licensing any technology or properties reasonably required for the conduct of their respective businesses in the ordinary course, (C) obligate CNHTC or its Affiliates to sell, dispose of, divest, transfer, license or hold separate or otherwise limit their ability to retain any material assets, properties or businesses now owned or presently or hereafter sought to be acquired by CNHTC or its Affiliates, (D) in CNHTC's sole discretion, would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or prospects of CNHTC or its Affiliates or (E) are not conditioned upon the consummation of the transactions contemplated hereby.

(ii)Each party shall keep the other parties reasonably apprised of the content and status of any communications with, and communications from, CFIUS and shall permit the other parties to review in advance (and to consider any comments made by the other parties in relation to) any proposed substantive communication by such party to CFIUS (except to the extent such communication contains confidential or proprietary information not directly related to the transactions contemplated by this Agreement).

(c)The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedule. Each party shall be responsible for paying those fees or expenses incurred in such party's efforts to obtain consents or approval from those third parties from whom consent or approval is sought.

Section 5.11.Reasonable Efforts to Satisfy Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.  In connection with the foregoing,  subject to the terms set forth in this Agreement, CNHTC and the Company shall each take all actions necessary to duly call, give notice of, convene and hold a general meeting of CNHTC's or the Company's respective shareholders, to the extent required for the purpose of obtaining the Company Shareholder Approval or other shareholder approvals, if deemed required under applicable law and  the NYSE MKT rules, as soon as reasonably practicable after the date of this Agreement but no later than 120 days after the date hereof, and, in connection therewith, each of the Company, CNHTC and their respective Affiliates shall each take such actions as are required by applicable law and the rules of the applicable stock exchange to secure applicable shareholder approvals.

Section 5.12.Supplement to Disclosure Schedule. From time to time prior to each applicable Closing, each of the Company and CNHTC shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including without limitation for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied.

Section 5.13.Public Announcements. The initial press releases by the Company and CNHTC, respectively, with respect to this Agreement and the transactions contemplated hereby shall be mutually agreed to by the Company and CNHTC and shall be issued as soon as practical following the execution of this Agreement and outside of NYSE MKT and Hong Kong Stock Exchange trading hours. Thereafter, unless otherwise required by applicable Law or NYSE MKT or Hong Kong Stock Exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.  CNHTC and Company acknowledge that a copy of this Agreement will be included, together with the initial press release of the Company, on a Current Report on Form 8-K filed by the Company with the SEC no later than four Business Days following execution of this Agreement.

Section 5.14.Additional Covenants.

(a)From the First Tranche Closing until the earlier of the Second Tranche Closing or termination of this Agreement pursuant to Article VII, the Company shall not take any of the following actions without CNHTC's prior express written approval:

1.selling or pledging of all or substantially all of the assets of the Company or a voluntary filing for bankruptcy or liquidation;

2.changing existing legal rights or preferences of the particular class of stock held by minority investors, as provided in the relevant corporate documents governing such shares; or

3.amending the articles of incorporation, constituent agreement, or other organizational documents of the Company with respect to the matters described in 1, 2, 3 or 4 above.

(b)Following the Second Tranche Closing, and subject to receipt of the CFIUS Approval, for so long as CNHTC beneficially owns more than 25% of the Common Stock, the Company shall confer with CNHTC in advance (unless it is impractical to confer in advance) of undertaking any of the following actions and, following receipt of any good-faith, material objections from CNHTC, shall modify such actions to the extent commercially reasonable without violating restrictions or requirements arising under applicable corporation laws, director fiduciary duties or the Company's articles of incorporation or by-laws:

1.The Company or its subsidiaries offering, selling or agreeing to offer or sell any Common Stock or other equity securities of the Company or its subsidiaries,  other than (i) pursuant to the exercise of employee stock options under the Company's stock option plans, (ii) the issuance of shares of Common Stock to employees pursuant to the Company's employee stock purchase plans, (iii) the issuance of shares of Common Stock upon the exercise of warrants outstanding as of the date of this Agreement and (iv) equity awards made to the officers and key employees of the Company as part of their annual compensation;

2.Increasing the size of the Board beyond eight directors;

3.Amending the Company's by-laws;

4.Terminating the employment of (except for terminations for cause), or materially amending the terms of employment of, any named executive officer of the Company;

5.Consummating any of the following actions requiring nondiscretionary payment or encumbrance in excess of an aggregate annual amount of $500,000:

(i)acquisition of assets;

(ii)sale, lease, license or other disposition of assets;

(iii)creation, assumption or incurrence of Encumbrances;

(iv)incurrence of indebtedness for borrowed money;

7.Consummating a material amendment to any existing contract requiring total payments by the Company in excess of $500,000;

8.Entering into, material amending or terminating any union agreement or plan;

9.Granting equity compensation awards if, in any given 12-month period, the Common Stock underlying such awards is more than 1.5% of the outstanding Common Stock at the beginning of such period; or

10.Issuing any dividend or distribution, or declaring any dividend or distribution, of cash or other property to the shareholders of the Company or any purchase or redemption of, or entering into any agreement to purchase or redeem, any shares of Common Stock.

CNHTC's access to information and right to confer shall at all times be subject to applicable law and regulations, Board processes and requirements, and to any third party confidentiality restrictions.

(c)Following the Second Tranche Closing, and subject to receipt of the CFIUS Approval, for so long as CNHTC beneficially owns more than 9.9% of the Common Stock and the Joint Venture Agreement has not been terminated, the Company shall not, without the prior written consent of CNHTC, take any action to materially modify the Company's business strategy in China from that contemplated in the Joint Venture Agreement or the Joint Venture's annual budget or business plan, including strategy regarding automotive passenger cars, sales to Chinese third parties, licensing of technology to Chinese entities or other matters related to the China new energy vehicle market, and including any actions materially:

1.reducing the Company's manufacturing efforts in China;

2.revising or limiting the Company's product offerings in China;

3.curtailing or failing to implement the Company's capital expenditure plans in China;

4.knowingly failing to undertake commercially reasonable efforts to protect intellectual property rights in China; or

5.seeking to dispose of substantial Company assets located in China.

Section 5.15.Further Assurances. Following each Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement to be consummated as of such Closing.

Article VI
CONDITIONS TO CLOSING

Section 6.01.Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement at the applicable Closing shall be subject to the fulfillment, at or prior to the corresponding Closing Date, of each of the following conditions:

(a)On or prior to the Second Closing, the Company Shareholder Approval and any required CNHTC Board Approval shall have been obtained and notice of such approval provided to the other party.

(b)The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 and CNHTC shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, including without limitation evidence of NYSE MKT clearance and the CFIUS Approval, in the case of evidence of NYSE MKT clearance in form and substance reasonably satisfactory to CNHTC and the Company, and in the case of the CFIUS Approval in accordance with Section 5.10(b), and no such consent, authorization, order or approval shall have been revoked; provided that as to the First Closing, approval from the NYSE MKT and the CFIUS Approval shall not be required.

(c)No suit, action or other proceeding shall be pending before any Government Authority (i) in which the restraint or prohibition of the transactions contemplated hereby is sought, or (ii) that could reasonably be expected to have a Material Adverse Effect. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02.Conditions to Obligations of CNHTC. The obligations of Buyer and CNHTC to consummate the transactions contemplated by this Agreement at the applicable Closing shall be subject to the fulfillment or CNHTC's waiver, at or prior to the corresponding Closing Date, of each of the following conditions:

(a)The representations and warranties of the Company contained in Article III shall be true and correct in all respects as of such Closing Date, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; provided, that the representations and warranties of the Company contained in Section 3.02 shall be true and correct in all respects as of such Closing Date, with the same effect as though made at and as of such date, without exception for immaterial errors or otherwise.

(b)On or prior to the First Closing, CNHTC shall have satisfactorily completed its due diligence review of the Company and its business.

(c)The Company shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on such Closing Date.

(d)CNHTC shall have received a certificate, dated as of such Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in (a) and (c) have been satisfied.

(e)CNHTC shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction, including without limitation election of the CNHTC Director Nominees pursuant to the terms hereof, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) receipt of the Company Shareholder Approval.

(f)The Company shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the shares of Common Stock being purchased at such Closing, free and clear of Encumbrances.

(g)At or prior to the First Closing, the Company shall have executed and delivered the Registration Rights Agreement.

(h)At or prior to the Second Closing, the Company shall have executed and delivered the Joint Venture Agreement and the Technology Transfer & Service Agreement.

(i)At or prior to the applicable Closing, the Company shall cause the applicable CNHTC Director Nominee or Nominees to be elected to the Company's Board of Directors, effective as of such Closing, all in accordance with the organizational documents of the Company and in compliance with all applicable Laws, including the Securities Act and the Exchange Act.

(j)CNHTC shall have received from the Company the Disclosure Schedule, and from counsel to the Company an opinion dated as of such Closing Date, in form and substance acceptable to CNHTC.

(k)At or prior to the First Closing, each of the Company's (i) President and Chief Executive Officer and (ii) Vice President of Engineering shall have entered into an amendment to his employment agreement, increasing his notice period for leaving the Company to six months and increasing the duration of his non-competition covenants to two (2) years; provided that a failure to fulfill this condition shall not prevent the consummation of the Second Closing if the Company has acted in good faith to obtain such amendments.

Section 6.03.Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement at the applicable Closing shall be subject to the fulfillment or the Company's waiver, at or prior to the corresponding Closing Date, of each of the following conditions:

(a)the representations and warranties of Buyer and CNHTC contained in Article IV shall be true and correct in all respects as of such Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Buyer's or CNHTC's ability to consummate the transactions contemplated hereby.

(b)Buyer and CNHTC shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on such Closing Date.

(c)the Company shall have received a certificate, dated as of such Closing Date and signed by a duly authorized officer of CNHTC, that each of the conditions set forth in (a) and (b) have been satisfied.

(d)the Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of CNHTC certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of CNHTC authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e)Buyer shall have delivered to the Company cash in an amount equal to the aggregate purchase price for the Shares to be purchased on such Closing Date by wire transfer in immediately available funds to an account or accounts that has been designated by the Company in a written notice to Buyer, which notice shall be received by Buyer at least two Business Days prior to such Closing Date.

(f)At or prior to the Second Closing, CNHTC shall have executed and delivered the Joint Venture Agreement.

Article VII
TERMINATION

Section 7.01.Termination by Mutual Consent. This Agreement may be terminated at any time prior to the applicable Closing Date (notwithstanding any receipt of Company Shareholder Approval) by mutual written consent of CNHTC and the Company.

Section 7.02.Termination by Either CNHTC or the Company. Following the First Tranche Purchase, this Agreement may be terminated by either CNHTC or the Company at any time prior to the applicable Closing Date (notwithstanding receipt of the Company Shareholder Approval):

(a)if the Company Shareholder Approval is deemed to be required but has not been received on or prior to 180 days after the date hereof, which may be extended by mutual consent of CNHTC and the Company (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Company Shareholder Approval to be received on or before the End Date;

(b)if the CNHTC Approvals have not been received on or prior to the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the CNHTC Approvals to be received on or before the End Date;

(c)if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transaction or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Governmental Order;

(d)if the CFIUS Approval has not been received on or prior to the End Date; or

(e)if the condition to Closing set forth in Section 6.01(c) is not reasonably capable of being satisfied or on or prior to the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(e) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such failure.

Section 7.03.Termination by CNHTC. This Agreement may be terminated by CNHTC at any time prior to the applicable Closing Date if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach would give rise to the failure of a condition to the Closing set forth in Section 6.02(a) or Section 6.02(b), as applicable, and such breach is not cured by the Company within 30 days following receipt of written notice of such breach from CNHTC.

Section 7.04.Termination by the Company. This Agreement may be terminated by the Company at any time prior to the applicable Closing Date if there shall have been a breach of any representation, warranty, covenant or agreement on the part of CNHTC set forth in this Agreement, which breach would give rise to the failure of a condition to the Closing set forth in Section 6.03(a) or Section 6.03(b), as applicable, and such breach is not cured by CNHTC within 30 days following receipt of written notice of such breach from the Company.

Section 7.05.Notice of Termination.  The party desiring to terminate this Agreement pursuant to Section 7.02,  Section 7.03 or Section 7.04 shall deliver written notice of such termination to the other party hereto specifying with reasonable particularity the reason for such termination, and any such termination shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.05,  Article VIII and Article IX, which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.06.Effect of Termination.  In no event shall termination of this Agreement (except on the basis of fraud) affect the issuance, purchase and sale of Shares previously duly issued and purchased in a prior Closing pursuant to this Agreement.

Article VIII
INDEMNIFICATION

Section 8.01.Indemnification by the Company.

(a)Subject to the other terms and conditions of this Article VIII, the Company shall indemnify and hold harmless CNHTC and Buyer from and against all Losses incurred by CNHTC or Buyer, respectively, due to any third-party claim related to or arising under any material breach of representation, warranty, or covenant by the Company under this Agreement.

(b)In addition to the indemnification obligations set forth above, the Company agrees to indemnify and hold harmless CNHTC and Buyer from and against any and all Losses incurred by CNHTC or Buyer, respectively, arising out of or resulting from those matters set forth in Section 8.01(b) of the Disclosure Schedule.

Section 8.02.Indemnification by CNHTC.  Subject to the other terms and conditions of this Article VIII, CNHTC shall indemnify and hold harmless the Company from and against all Losses actually incurred by the Company due to any third-party claim related to or arising under any material breach of representation, warranty, or covenant by CNHTC under this Agreement.

Section 8.03.No party shall be liable to any other for indemnification under this Article VIII until the aggregate amount of all Losses in respect of indemnification under this Article VIII exceeds an amount equal to 1.0% of the Purchase Price paid by CNHTC (the "Deductible"), in which event the indemnifying party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which a party may be entitled to indemnification under this Article VIII, the indemnifying party shall not be liable for any individual or series of related Losses until the aggregate amount of such losses exceeds $25,000.  The aggregate amount of all Losses for which an indemnifying party shall be liable pursuant to this Article VIII shall not exceed an amount equal to 100% of the Shares paid for by CNHTC.

Section 8.04.Payments pursuant to this Article VIII in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the indemnified party in respect of any such claim or Loss. The indemnifying party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

Section 8.05.In no event shall a party be liable to any other for any claims or Losses arising out of this Article VIII for special, indirect, punitive, exemplary, speculative or other damages that are not reasonably foreseeable.

Section 8.06.No party shall be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the breaching party contained in this Agreement if the party seeking payment under this Article VIII in respect of such inaccuracy or breach had actual knowledge of such inaccuracy or breach prior to the execution of this Agreement, provided that this limitation will not apply to Losses arising out of or resulting from those matters set forth in Section 8.01(b) of the Disclosure Schedule.

Section 8.07.No party shall be liable under this Article VIII for any Losses to the extent resulting solely from actions undertaken or omissions by another party, including the failure to obtain the requisite Company Shareholder Approval or approvals from the relevant Governmental Authorities.

Article IX

MISCELLANEOUS

Section 9.01.Expenses. Except as otherwise expressly provided in Section 5.13(b), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that CNHTC and the Company shall equally split the amount of any cost of counsel selected by Company and mutually agreeable to both the Company and CNHTC to advise with respect to the CFIUS Approval process in connection with the Transaction, but each party shall be responsible for its own costs in preparing necessary material for the CFIUS submission.

Section 9.02.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Company:UQM Technologies, Inc.
4120 Specialty Place
Longmont, CO 80504
(303) 682-4933
Facsimile:  303-682-4933
jmitchell@uqm.com
Attn:  Chief Executive Officer

with a copy to:Snell & Wilmer, LLP
1200 17th Street, Suite 1900
Denver, CO 80202
Attn:  Jeffrey Reeser, Esq.

If to CNHTC or Buyer:China National Heavy Duty Truck

Group Co. Ltd

No. 165 Yingxiongshan Road

Jinan, Shandong 250002

People's Republic of China

Attn: Mr. Song Cheng Zhan, General

Counsel

with a copy to:Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Attn: Douglas S. Ellenoff, Esq.

and a copy to:Edelstein Law Group, P.C.

1350 Avenue of the Americas

New York, NY 10019

Attn: Walter Edelstein, Esq.

Section 9.03.Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04.Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06.Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 9.07.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except to the extent provided for in Section 5.09(b) with respect to Buyer transferring, directly or indirectly, economic interests in some or all of its Shares, no party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  No assignment or change or division in the ownership of the Shares of the Company set forth in this Agreement, however accomplished, shall enlarge the obligations or diminish the rights of the Company.  Without limiting the foregoing, the total number of Director Nominees which the Company is obligated to appoint under Section 5.06 shall be apportioned to CNHTC and any assignee in proportion to the voting interest of such assignee to the total voting interest held by CNHTC and such assignee.  Assignment of this Agreement, if approved, shall be subject to written agreement by the assignee to assume all rights and obligations under this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08.No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09.Amendment. At any time prior to the Closing Date, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self~~-~~ regulatory organization would require further approval by the holders of Common Stock, without such approval.

Section 9.10.Extension; Waiver. At any time prior to the Closing Date, CNHTC or the Company may (a) extend the time for the performance of any of the obligations of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 9.11.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO

ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12.Governing Language. This Agreement has been prepared in English and translated into Chinese for convenience of the parties. For all purposes, the English language version of this Agreement shall be the original, governing instrument and understanding of the parties. In the event of any conflict between the English language version of the Agreement and any subsequent translation into any other language, the English language version shall govern and control.

Section 9.13.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, .pdf file, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UQM Technologies, Inc.

By /s/JOSEPH R. MITCHELL

Name:  Joseph Mitchell

Title:  President and Chief Executive Office

SINOTRUK (BVI) LIMITED

By /s/MA CHUNJI

Name: Ma Chunji

Title:  Chairman

中国重型汽车集团有限公司

(CHINA NATIONAL HEAVY DUTY TRUCK GROUP CO. LTD.)

By /s/ MA CHUNJI

Name: Ma Chunji

Title:  Chairman